EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement of Immersion Corporation on Form S-3 of our reports dated March 23, 2004, appearing in and incorporated by reference in the Annual Report on Form 10-K of Immersion Corporation for the year ended December 31, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles” in 2002, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California January 21, 2005